SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-KSB

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                                  July 21, 2000
                                (Date of Report)

                      Diversified Technologies Group, Inc.
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             (Exact name of registrant as specified in its charter)

                                    Delaware
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                 (State or other jurisdiction of incorporation)

                  2-41703                      43-1594165
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          (Commission File Number) (IRS Employer Identification Number)

                  13555 Noel Rd., Ste. 500, Dallas, Texas 75240
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               (Address of principal executive offices) (Zip Code)

                                 (972) 691-6212
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               (Registrant's telephone number including area code)

                                 Not Applicable
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          (Former name or former address, if changed since last report)


Item 1. Change in Control of Registrant: Not Applicable.

Item 2. Acquisition or Disposition of Assets: On July 21, 2000, Diversified Technologies Group, Inc., a publicly-held and traded Delaware corporation ("DTGI"), acquired 100% of the outstanding capital stock of Demandfax, Inc., privately-held Texas corporation ("Demandfax"), from its sole shareholder, Mr. John P. Harris, solely in exchange for 400,000 "restricted" common shares of DTGI. Mr. Harris remains as the primary operations officer of Demandfax and has been appointed to the board of DTGI.

Business of Demandfax: Demandfax provides enhanced fax, voice broadcast, and email broadcast services that allow its customers to reach their audience; customers, staff, business associates, prospects, the media, investors, and more, all over the world, anytime, quickly and efficiently. These services provide internal corporate, and organizational communications, sales and marketing, advertising, public relations, customer service response, and any other communications project that requires sending volume communications at low cost.

Demandfax can send a fax to millions of recipients anywhere in the world overnight. DemandFAX provides Fax-on- demand service which distributes client information requests 24 hours a day, seven days a week. Two areas of focus are in response advertising so that (1) customers can offer sales and marketing information via an 800 number and (2) customer service can allow customers to call the system and request technical or other customer support information. The Web-enabled version allows fax documents to be retrieved via the Internet.

Demandfax, in conjuction with Multipath Imaging Services, offers a proprietary digitizing process for ensuring the highest-quality, highest-resolution images. The unique digitization process and conversion of artwork, B&W and color photos, graphics, and other materials allows DemandFAX to offer faxes with greater visual impact than that of other firms.
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DemandFAX offers enhanced email broadcasting that can send millions of emails to internet users around the world. The basic enhanced email broadcast service supports multiple attachments, links to Internet URL's and extensive reporting capabilities.

Demandfax offers enhanced voice broadcasting which allows customers to send a pre-recorded message via sound, music, voices, etc. to millions of phone numbers automatically.

Demandfax provides the following ancillary services: (1) list procurement/compiling (fax, email, phone); (2) graphics & photography; (3) layout & design; (4) copywriting; and (5) database management

Demandfax Markets:

Demandfax competes in the outsourced facsimile and unifired messaging markets. Unified messaging combines voice mail, fax and email into one universal mailbox accessible by phone and computer.

     Outsourced Facsimile Market: The following projections were taken from"Computer Telephony" in December, 1998, and June, 2000, and from "Communications News" in July, 2000:

1. The number of fax minutes projected for calendar 2000 is 500 billion. 2. The outsourced fax compound annual growth rate is 22 percent. 3. Faxing will be a $3.24 billion market by 2003. 4. There are 45 million fax machines installed in United States. 5. 100 million fax machines have been installed worldwide. 6.
99.9 percent of those organizations with 100+ employees have facsimiles. 7. 1.55 billion people have fax access. 8. 75 percent of the Fortune 500 companies have no plans to phase out fax. 9. Facsimile traffic accounts for 40 percent of the average business' phone bill

     Unified Messaging Market: The following projections were taken from trade research data made available by "ICD/JFAX" in May, 2000:

1. The estimated revenue for 1998 in the Unified Fax markets was $10,000,000. 2. The estimated revenue for 2002 is projected at $6.3 billion. 3. There were 35,000 unified messaging mailboxes in 1998. 4. There will be 25.4 million unifed messaging mailboxes in 2003. 5. Surveys show that nearly one-fourth of US households are interested in messaging mailboxes.

John P. Harris has 30 years experience in developing and implementing broad based marketing/sales strategies. He specializes in startups and turnarounds in the following markets: Consumer Products and Services, Wholesale Distribution Networks and Telecommunications. Mr. Harris founded Demandfax in 1992 and continues to serve as its chairman and chief executive officer. In his capacities with this organization he developed and implemented the business plan for the entity, with particular emphasis on the development and implementation of a a marketing/sales strategy. Mr. Harris attended San Jose College and the Wake Forest School of Business, but received no degree from either institution.

Item 3. Bankruptcy or Receivership: Not Applicable.

Item 4. Changes in Registrant's Certifying Accountant: Not Applicable.

Item 5. Other Events: None.

Item 6. Resignation of Registrant's Directors: Not Applicable.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits: Not Applicable.


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                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized this 4th day of August, 2000.


DIVERSIFIED TECHNOLOGIES GROUP, INC. (Registrant)


By: /s/ John C. Harris
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John C. Harris, Chief Executive Officer


By: /s/ John C. Harris
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John C. Harris, Chief Financial and
Accounting Officer and Treasurer


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